Exhibit 10.1

December 10, 2020

Edward L. Doheny II

Re: Modifications to Original New Hire Letter Agreement

Dear Ted:

This letter agreement (the “Letter Agreement”) modifies certain provisions in the letter agreement between you and Sealed Air Corporation (the “Company,” “we” or “us”) dated September 5, 2017 (the “Original Agreement”) regarding your initial employment by the Company starting on September 18, 2017. Capitalized terms not otherwise defined in this Letter Agreement are as defined in the Original Agreement.

1.Loss on Sale of Home. The Original Agreement provided that you would be eligible for reimbursement for 100% of the loss on sale of your home in Milwaukee, WI, capped at $300,000, should you choose to sell that home by September 18, 2020 (i.e., within three years after your start date). That benefit will be extended by two years, so that it will apply to any sale of your home by September 18, 2022 (i.e., within five years after your start date). You will continue to be eligible for reimbursement of documented, reasonable expenses associated with moving furnishings and similar expenses associated with the sale of your home.
2.Adjustment to New Hire PSUs. You received an award of 70,000 new hire PSUs under the Original Agreement that become vested as of December 31, 2020, subject to your continued employment, if either of the following two performance conditions are achieved (the “Performance Condition”):

◦The Company’s cumulative TSR for 2018-2020 is in the top 33% of peers (using the same peer group as applicable under the 2017-2019 PSU awards made under the Stock Plan to senior executives) and the Company’s stock price is at or above $60.00 per share as of December 31, 2020, or
◦The Company’s stock price is at or above $75.00 per share as of December 31, 2020.

For this purpose, the Original Agreement defined the Company’s stock price as of December 31, 2020 to be determined based on the arithmetic mean of the closing prices for the 30 consecutive trading days up to, and including, December 31, 2020.

The new hire PSU award is modified as follows:

•Half of the award – 35,000 units – is converted to an award of time-vesting restricted stock units (RSUs) vesting on September 18, 2022.
•The remaining half of the award – 35,000 units – will remain PSUs that are subject to the Performance Condition, but measured as of September 18, 2022 rather than December 31, 2020 (with the Company’s stock price for that purpose determined based on the arithmetic mean of the closing prices for the 30 consecutive trading days up to, and including, September 18, 2022). For avoidance of doubt, TSR will continue to be measured starting from January 1, 2018 with the same peer group as originally approved for the new hire PSU award.
•You must remain employed with the Company through September 18, 2022 to vest in the RSUs and PSUs described above, provided that those RSUs and PSUs will be subject to the same treatment on termination of employment before September 18, 2022 as described in the Original Agreement and included in the original new hire PSU award agreement, including prorated vesting in case of a Qualifying Termination before September 18, 2022 (subject to satisfying the Performance Condition as of September 18, 2022 in case of the PSUs), but with the proration based on the portion of the five-year vesting period completed between September 18, 2017 and September 18, 2022.

The provisions above regarding the adjustment to your new hire PSUs constitute an amendment to your award agreement for the new hire PSUs. Except as described above, the Original Agreement otherwise remains in effect.

Please indicate your agreement with this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to Jerry’s attention. Please let us know if you have any questions.

Sincerely,

/s/ Jerry R. Whitaker /s/ Jacqueline B. Kosecoff
Jerry R. Whitaker Jacqueline B. Kosecoff
Chairman of the Board of Directors Chairman of the Organization & Compensation Committee

Accepted and Agreed to:

/s/ Edward L. Doheny II December 10, 2020
Edward L. Doheny II Date

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